EASTSIDE DISTILLING, INC.

EXECUTIVE CHAIRPERSON AGREEMENT

May 10, 2019

Grover Wickersham

Dear Grover:

On behalf of the Board of Directors (the “Board”) of Eastside Distilling, Inc., a Nevada corporation (the “Company”), this letter will confirm our agreement regarding your role of Executive Chairperson, commencing as of May 13, 2019 (the “Effective Date”).

1. Executive Chairpersonship. You will continue as Chairperson of the Board of Directors of the Company as of the Effective Date and will also have certain additional duties. As “Executive Chairperson,” you will report directly to the Board and will perform services from time to time mutually agreed with the Board and have such other duties as are customarily associated with the role of Chairperson of the board of directors of a Nevada corporation (the “Services”). The Services will include (a) business development and product development efforts and finance strategies on behalf of the Company, each as further specified by the Board and agreed by you, (b) supporting the Company’s CEO and other executive officers as requested in the best interest of the Company, and (c) assisting with the integration of a new CEO. The Executive Chairperson will not have any managerial role. The time and manner in which you perform the Services will be in your discretion, subject to Company policies. You and the Board may further define your ongoing relationship with the Company in writing.

2. Compensation. Subject to your continuing to be Executive Chairperson, and beginning and effective on the Effective Date:

(a) You will receive an annual Board fee of $185,000 (“Board Fee”), payable in monthly installments in advance.

(b) You will be eligible to receive up to 5,000 restricted stock units with the amount, if any, to be determined by the Company’s Compensation Committee during its annual evaluation of the Company’s management compensation and bonuses.

(c) You will be reimbursed for the out of pocket cost of healthcare insurance at the same rate you were paying immediately prior to this letter agreement.

(d) You will be eligible for a discretionary bonus based on you assisting the Company with corporate transactions. The amount, if any, for such bonus will be determined by the Company’s Compensation Committee considering the recommendation of the CFO of the Company.

(e) You will also be eligible to receive Board equity grants consistent with other Board members and guidelines.

3. Miscellaneous. The Company will also reimburse you for reasonable and documented expenses approved in advanced by an executive officer of the Company. The Company will provide you a Form 1099, as a California resident, for tax purposes.

You acknowledge that any Board membership is at the election of the shareholders, and that the Company and the Board cannot promise any continued Board seat or the role of Chairperson. Either you or the Board may terminate the position of Executive Chairperson and this letter agreement, and the position must be renewed by the Board at the first meeting of the Board after each annual shareholders’ meeting. However, assuming you are elected by the shareholders to the Board of the Company, if the Board does not elect you Chairperson, or terminates this letter agreement, or terminates you from the Executive Chairperson position, or materially alters your overall duties as set forth in this letter agreement or as agreed between you and the Board as of the date of this letter agreement, the Company will continue to pay you the compensation described above until the first anniversary of the Company’s 2019 annual meeting.

To indicate your acceptance, please sign and date this letter agreement in the space provided below and return it to me via email. This letter may not be modified or amended except by a written agreement, signed by the Company and by you. This letter will be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict of laws principles which direct the application of the laws of another jurisdiction.

Very truly yours,

/s/ Trent Davis
Vice-Chairman of the Board

ACCEPTED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE:

/s/ Grover Wickersham
Grover Wickersham